Exhibit 99.1
NEWS BULLETIN

FROM:	CalAmp


FOR IMMEDIATE RELEASE

              CalAmp Reports Fiscal 2008 First Quarter Results

OXNARD, Calif., July 17, 2007--CalAmp Corp. (Nasdaq: CAMP), a leading provider of wireless communications products, today reported results for its fiscal 2008 first quarter ended May 31, 2007. Key elements include:
* First quarter revenues of $47.4 million, GAAP net loss of $0.48 per diluted share and Adjusted Basis (non-GAAP) net loss of $0.41 per diluted share. Included in the GAAP and Adjusted Basis net loss is a recently reported $16 million charge, or $0.41 per diluted share net of tax, related to additional expenses resulting from a previously announced Direct Broadcast Satellite
(DBS) product performance issue.
* Realignment of the former Products Division into two separate reporting segments-the Satellite Division and Wireless DataCom Division-to enhance focus and visibility.

"Our first quarter results benefited from solid performance by our Wireless DataCom Division, which generated nearly 50% of this quarter's consolidated revenues," commented Fred Sturm, CalAmp's President and Chief Executive Officer. "On a sequential quarter basis, Wireless DataCom Division revenues of $23.4 million increased 27% and were driven by significant growth in our radio frequency (RF) module business for land mobile radios used in homeland security and public safety applications. Our recent acquisitions of SmartLink Radio Networks and AirIQ's Vehicle Tracking business also contributed to higher sequential Wireless DataCom Division revenues in the quarter. These acquisitions, for which the integration activities are proceeding as planned, expand our addressable markets and provide core competencies that can be leveraged across the Wireless DataCom Division. We are committed to successfully executing our wireless datacom growth strategy and believe it will contribute meaningfully to CalAmp's operating results throughout fiscal 2008."

Mr. Sturm continued, "As expected, this quarter's Satellite Division revenues of $23 million were impacted by the previously reported product performance issue with a key DBS customer. While all orders from this customer are currently on hold pending a corrective action plan that will include requalifying all products we manufacture for this customer, we have made progress in recent weeks in developing a plan that meets our customer's requirements. We anticipate that our customer will soon requalify the latest generation product that supports expanded HDTV content delivery. As previously reported, based on a recent meeting with this customer, we now expect to incur significant additional expenses related to the corrective action plan estimated at $16 million, which has been recorded in our first quarter results. Resolution of this issue and requalification of our products remains our highest priority and we will work vigorously to regain our market share with this important DBS customer."

As previously reported CalAmp filed suit against the supplier of the PCB laminate material that CalAmp believes resulted in the field performance issue and related first quarter charges. CalAmp expects to vigorously pursue all legal options to recover its damages from that supplier.

Fiscal 2008 First Quarter Results
Total revenue for the fiscal 2008 first quarter was $47.4 million compared to $46.3 million for the first quarter of fiscal 2007. Growth in the Company's Wireless DataCom Division, driven by recent acquisitions and organic growth, more than offset lower revenue from the Satellite Division and Solutions Division in the latest quarter.

The net loss for the fiscal 2008 first quarter was $11.4 million or $0.48 per diluted share compared to a net loss of $34.1 million or $1.47 per diluted share for the first quarter of last year. As noted above, during the fiscal 2008 first quarter, in connection with a product performance issue with a key DBS customer, the Company recorded a $16 million charge to cover anticipated expenses related to a corrective action plan, which includes warranty-related expenses and reserves for unusable materials. The Adjusted Basis (non-GAAP) net loss for the fiscal 2008 first quarter was $9.7 million or $0.41 per diluted share compared to Adjusted Basis net income of $3.1 million or $0.13 per diluted share for the same period last year. Adjusted Basis net income
(loss) excludes the impact of amortization of intangible assets, stock-based compensation expense, write-off of acquired in-process research and development costs and impairment losses, each net of tax where applicable. A reconciliation of the GAAP basis net loss to Adjusted Basis net income (loss) is provided in the table at the end of this press release. Excluding the effect of the $16 million charge, both GAAP-basis EPS and Adjusted Basis (non-
GAAP) EPS for the fiscal 2008 first quarter would have been within previously announced guidance.

As a result of the aforementioned charge, the Company had negative gross profit of $4.7 million in the fiscal 2008 first quarter, compared to gross profit of $10.9 million or 23.6% of revenues for the same period last year. The reduction in gross profit from this charge was partially offset by growth in the Company's higher-margin Wireless DataCom Division, which had a gross margin of 37% during the first quarter of fiscal 2008.

Liquidity
At May 31, 2007, the Company had total cash of $11.1 million, with $33.5 million in total outstanding debt. As previously disclosed, the first quarter loss has caused the Company to become noncompliant with the financial covenants under the Company's bank credit agreement that will preclude additional borrowing under the revolving credit facility thereunder until the Company is able to obtain a waiver from its lenders and/or an amendment of the credit agreement. The Company has notified its lenders and is in discussions with them to resolve the issue. In the near term the Company believes that it has sufficient liquidity such that the restriction on borrowing under the revolving credit facility will not materially affect its operations. However, if the lenders are unwilling to agree to a waiver or an amendment or exercise their rights to accelerate borrowings outstanding under the credit agreement, the inability to borrow under the revolving credit facility and/or the acceleration of such indebtedness could materially adversely affect the Company's financial position and operations, including its ability to fund its currently anticipated working capital and capital expenditure needs. Because the lenders will have the right to call the loan until such time as a waiver is obtained, $30 million of debt previously classified as a long-term liability has been reclassified to current liabilities in the May 31, 2007 balance sheet.

Net cash provided by operating activities was $317,000 in the fiscal 2008 first quarter. Inventory was $28.3 million at the end of the first quarter, representing annualized turns of approximately 5 times. Accounts receivable outstanding at the end of the first quarter represents a 51 day average collection period.

Business Outlook
Commenting on the Company's business outlook, Mr. Sturm said, "Based on our current expectations, we anticipate fiscal 2008 second quarter consolidated revenues will be in the range of $32 to $35 million, with a net loss in the range of $0.11 to $0.15 per diluted share. The Adjusted Basis (non-GAAP) net loss for the first quarter, which excludes amortization of intangible assets, stock-based compensation expense and write-off of acquired research and development costs-each net of tax-is expected to be $0.05 to $0.09 per diluted share. During the second quarter, we expect revenue contributions from our Wireless Datacom Division in the range of $22 million to $24 million."

Conference Call, Webcast and 10-Q Filing
A conference call and simultaneous webcast to discuss fiscal 2008 first quarter financial results and business outlook will be held today at 4:30 p.m. Eastern / 1:30 p.m. Pacific. The live webcast of the call is available on CalAmp's web site at www.calamp.com. Participants are encouraged to visit the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

CalAmp's President and CEO Fred Sturm and CFO Rick Vitelle will host the conference call. After the live webcast, a replay will remain available until the next quarterly conference call in the Investor Relations section of CalAmp's web site.

The reader is also referred to the Company's Quarterly Report on Form 10-Q, filed today with the Securities and Exchange Commission.

About CalAmp Corp.
CalAmp is a leading provider of wireless communications products that enable anytime/anywhere access to critical information, data and entertainment content. With comprehensive capabilities ranging from product design and development through volume production, CalAmp delivers cost-effective high quality solutions to a broad array of customers and end markets. CalAmp is a supplier of Direct Broadcast Satellite (DBS) outdoor customer premise equipment to the U.S. satellite television market. The Company also provides wireless data communication solutions for the telemetry and asset tracking markets, private wireless networks, public safety communications and critical infrastructure and process control applications. For additional information, please visit the Company's website at www.calamp.com.

Forward-Looking Statement
Statements in this press release that are not historical in nature are forward- looking statements, which involve known and unknown risks and uncertainties. Words such as "may", "will", "expect", "intend", "plan", "believe", "seek", "could", "estimate", "judgment", "targeting", "should", "anticipate", "goal" and variations of these words and similar expressions, are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including general and industry economic conditions, product demand, increased competition, competitive pricing and continued pricing declines in the DBS market, the timing of customer approvals of new product designs, operating costs, the Company's ability to efficiently and cost-effectively integrate its acquired businesses, the Company's ability to obtain a waiver from the lenders under its bank credit agreement of the event of default under the credit agreement, the Company's ability to successfully requalify with respect to the sale of newer generation products to one of its key DBS customers, the risk that the ultimate cost of resolving a product performance issue with that DBS customer may exceed the amount of reserves established for that purpose, and other risks or uncertainties that are described in the Company's fiscal 2007 Annual Report on Form 10-K on May 17, 2007 today with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AT THE COMPANY:                   AT FINANCIAL RELATIONS BOARD:
Rick Vitelle                      Lasse Glassen
Chief Financial Officer           General Information
(805) 987-9000                    (310) 854-8313
                                   lglassen@financialrelationsboard.com

                        -Financial Tables to Follow-

                                 CAL AMP CORP.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                 (Unaudited, in thousands except per share amounts)


                                     Three Months Ended
                                           May 31,
                                     --------------------
                                       2007         2006
                                      ------       ------
Revenues                            $ 47,444     $ 46,313

Cost of revenues                      52,156       35,386
                                     -------      -------

Gross profit (loss)                   (4,712)      10,927

Operating expenses:
  Research and development             4,763        2,565
  Selling                              2,686        1,771
  General and administrative           3,557        2,813
  Intangible asset amortization        1,897          401
  In-process research and development    310        6,850
  Impairment loss                          -       29,848
                                     -------      -------
                                      13,213       44,248
                                     -------      -------
Operating loss                       (17,925)     (33,321)

Non-operating income (expense), net     (583)         961
                                     -------      -------

Loss before income taxes             (18,508)     (32,360)

Income tax benefit (provision)         7,146       (1,691)
                                     -------      -------

Net loss                            $(11,362)    $(34,051)
                                     =======      =======

Net loss per share:
  Basic                               $(0.48)      $(1.47)
  Diluted                             $(0.48)      $(1.47)

Shares used in per share calculations:
  Basic                               23,600       23,131
  Diluted                             23,600       23,131

                                    CAL AMP CORP.
                           BUSINESS SEGMENT INFORMATION
                (Unaudited, in thousands except per share amounts)

                                      Three Months Ended
                                           May 31,
                                     --------------------
                                       2007         2006
                                      ------       ------
Revenue
  Satellite Division                $ 23,032     $ 34,091
  Wireless DataCom Division           23,362        8,866
  Solutions Division                   1,050        3,356
                                     -------      -------
    Total revenue                   $ 47,444     $ 46,313
                                     =======      =======

Gross profit (loss)
  Satellite Division                $(13,917)(a) $  6,924
  Wireless DataCom Division            8,531        3,163
  Solutions Division                     674          840
                                     -------      -------
    Total gross profit (loss)       $ (4,712)    $ 10,927
                                     =======      =======

Operating income (loss)
  Satellite Division                $(15,231)(a) $  5,233
  Wireless DataCom Division             (646)(b)   (6,090)(c)
  Solutions Division                    (695)     (31,182)(d)
  Corporate expenses                  (1,353)      (1,282)
                                     -------      -------
Total operating loss                $(17,925)    $(33,321)
                                     =======      =======

 (a) Includes a charge of $16 million for estimated product warranty costs.

 (b) Includes intangible asset amortization expense of $1,744K and the write-off of in-process research and development costs of $310K associated with the acqusition of SmartLink.

 (c) Includes a charge of $6.85 million for the write-off of in-process research and development costs associated with the acquisition of Dataradio.

 (d) Includes a goodwill and intangible asset impairment charge of $29.8 million.

                                    CAL AMP CORP.
                            CONSOLIDATED BALANCE SHEETS
                            (Unaudited - In thousands)

                                                     May 31,      February 28,
                                                      2007           2007
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $ 11,138        $ 37,537
  Accounts receivable, net                            25,647          38,439
  Inventories                                         28,311          25,729
  Deferred income tax assets                           2,087           4,637
  Prepaid expenses and other current assets            8,657           7,182
                                                    --------        --------
     Total current assets                             75,840         113,524

Equipment and improvements, net                        6,572           6,308
Deferred income tax assets, less current portion       7,331             -
Goodwill                                             106,283          90,001
Other intangible assets, net                          30,225          18,643
Other assets                                           1,062           1,227
                                                    --------        --------
                                                    $227,313        $229,703
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $ 33,519        $  2,944
  Accounts payable                                    15,742          26,186
  Accrued payroll and employee benefits                3,348           3,478
  Accrued warranty costs                               7,425           1,295
  Other accrued liabilities                           11,347           2,799
  Deferred revenue                                     6,324           1,935
                                                    --------        --------
     Total current liabilities                        77,705          38,637
                                                    --------        --------
Long-term debt, less current portion                     -            31,314
                                                    --------        --------
Deferred income tax liabilities                          -             7,451
                                                    --------        --------
Other non-current liabilities                          8,382           1,050
                                                    --------        --------
Stockholders' equity:
  Common stock                                           236             236
  Additional paid-in capital                         139,860         139,175
  Retained earnings                                    1,638          13,000
  Accumulated other comprehensive loss                  (508)         (1,160)
                                                    --------        --------
     Total stockholders' equity                      141,226         151,251
                                                    --------        --------
                                                    $227,313        $229,703
                                                    ========        ========

                                    CAL AMP CORP.
                            CONSOLIDATED CASH FLOW STATEMENTS
                                (Unaudited - In thousands)

                                                          Three Months Ended
                                                                May 31,
                                                          ------------------
                                                          2007          2006
                                                          ----          ----

Cash flows from operating activities:
    Net income                                         $(11,362)     $(34,051)
    Depreciation and amortization                         2,659         1,119
    Stock-based compensation expense                        486           420
    Write-off of in-process R&D costs                       310         6,850
    Impairment loss                                         -          29,848
    Excess tax benefit from stock-based compensation        (49)         (199)
    Deferred tax assets, net                            (12,147)          441
    Gain of sale of investment                             (331)           -
    Changes in operating working capital                 20,753           264
    Other                                                    (2)           31
                                                       --------       -------
       Net cash provided by operating activities            317         4,723
                                                       --------       -------

Cash flows from investing activities:
    Capital expenditures                                   (516)         (798)
    Proceeds from sale of property and equipment              4            17
    Proceeds from sale of investment                      1,045            -
    Acquisition of Aircept                              (19,367)           -
    Acquisition of Smartlink                             (7,944)           -
    Acquisition of Dataradio net of cash acquired           -         (47,999)
    Acquisition of TechnoCom product line                   -          (2,478)
    Proceeds from Vytek escrow distribution                 -             480
                                                       --------       -------
       Net cash used in investing activities            (26,778)      (50,778)
                                                       --------       -------

Cash flows from financing activities:
    Proceeds from long-term debt                            -          38,000
    Debt repayments                                        (739)       (7,651)
    Proceeds from stock option exercises                    141           389
    Excess tax benefit from stock-based compensation         49           199
                                                       --------       -------
       Net cash provided (used) by financing activities    (549)       30,937
                                                       --------       -------
Effect of exchange rate changes on cash                     611           114
                                                       --------       -------

Net change in cash and cash equivalents                 (26,399)      (15,004)

Cash and cash equivalents at beginning of period         37,537        45,783
                                                       --------       -------
Cash and cash equivalents at end of period             $ 11,138      $ 30,779
                                                       ========       =======

Non-GAAP Earnings Reconciliation
--------------------------------

"GAAP" refers to financial information presented in accordance with Generally Accepted Accounting Principles in the United States. This press release includes historical non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission. CalAmp believes that its presentation of historical non-GAAP financial measures provides useful supplementary information to investors. The presentation of historical non-GAAP financial measures is not meant to be considered in isolation from or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

In this press release, CalAmp reports the non-GAAP financial measures of Adjusted Basis net income (loss) and diluted earnings (loss) per share. CalAmp uses these non-GAAP financial measures to enhance the investor's overall understanding of the financial performance and future prospects of CalAmp's core business activities. Specifically, CalAmp believes that a report of Adjusted Basis net income (loss) and diluted earnings (loss) per share provides consistency in its financial reporting and facilitates the comparison of results of core business operations between its current and past periods.

The reconciliation of the GAAP basis net loss to Adjusted Basis net income (loss) is as follows:

                                                         Three Months Ended
                                                                May 31,
                                                        -------------------
                                                          2007        2006
                                                        -------     -------
GAAP basis net loss                                    $(11,362)   $(34,051)

Adjustments to reconcile to non-GAAP net loss:
  Amortization of intangible assets, net of tax           1,165         245
  Stock-based compensation expense, net of tax              298         256
  In-process R&D, net of tax in fiscal 2008                 190       6,850
  Impairment loss                                            -       29,848
                                                         ------     -------
Adjusted Basis net income (loss)                       $ (9,709)   $  3,148
                                                         ======     =======

Adjusted Basis net income (loss)
  per diluted share                                    $  (0.41)   $   0.13

Weighted average common shares
  outstanding on diluted basis                           23,600     23,747


Reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision (in-process research and development in fiscal 2007 and goodwill impairment loss) are not tax effected in the Non-GAAP Earnings Reconciliation. The remaining reconciling items are tax-effected using an adjusted year-to-date effective income tax rate that is computed by excluding from pretax income (loss) those reconciling items that are not treated as tax deductible in computing the GAAP basis income tax provision. The computation of the adjusted year-to-date effective income tax rate is as follows:

                                                         Three Months Ended
                                                                May 31,
                                                        -------------------
                                                          2007        2006
                                                        -------     -------
Pretax income (loss) as reported                       $(18,508)   $(32,360)
Add back nondeductible items:
 In process research and development in fiscal 2007         -         6,850
Impairment loss                                             -        29,848
                                                        -------     -------
Pretax income before nondeductible items                (18,508)      4,338
Income tax benefit (provision) as reported                7,146      (1,691)
                                                        -------     -------
Year-to-date effective income tax rate as adjusted        38.6%       39.0%
                                                        =======     =======